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Exhibit 10.42

NOVA DIRECTOR COMPENSATION PROGRAM (2008)

        1.     Employee and non-independent directors will not receive any compensation for service on the Board or any committee.

        2.     Independent directors will receive a quarterly retainer fee of $7,500, which will be accrued as of the first day of each fiscal quarter and payable in accordance with the Company's normal payroll practices. Each independent director will have the option of making an election by notice to the Chief Financial Officer prior to the first day of each fiscal quarter to receive his or her retainer fee in shares of stock issued as a stock bonus under the Company's Equity Incentive Plan. The date of grant for such shares will be at the next meeting of the Compensation Committee. Newly appointed directors will receive a pro rated retainer fee in cash based on the number of days remaining in the fiscal quarter.

        3.     Committee Chairs will receive a quarterly supplemental retainer fee of $2,500, which will be accrued as of the first day of each fiscal quarter and payable in accordance with the Company's normal payroll practices. Each Committee Chair will have the option of making an election by notice to the Chief Financial Officer prior to the first day of each fiscal quarter to receive his or her retainer fee in shares of stock issued as a stock bonus under the Company's Equity Incentive Plan. The date of grant for such shares will be at the next meeting of the Compensation Committee. Newly appointed Committee Chairs will receive a pro rated retainer fee in cash based on the number of days remaining in the fiscal quarter.

        4.     Restricted stock awards under the Equity Incentive Plan: Newly appointed independent directors will be awarded 10,000 shares of restricted stock with cliff vesting at the end of the three (3) years of service on the Board. The date of grant for such shares will be at the next meeting of the Compensation Committee. In addition, each independent director will receive an annual award of restricted stock with a fair market value of $30,000 with cliff vesting at the end of the three (3) years of service on the Board. The date of grant for such shares will be at the first meeting of the Compensation Committee after the beginning of the fiscal year (or as soon thereafter as practicable). If a director resigns or is removed from the Board, the Compensation Committee in its sole discretion may accelerate vesting of any unvested shares of restricted stock, but is not required to.

        5.     A meeting fee of $1,500 per day shall be paid to each independent director attending in person either a Board or Committee meeting. When there is more than one meeting on one day, the meeting fee shall be $1,500 per day regardless of the number of meetings actually held on such day.

        6.     A fee of $500 shall be paid to each independent director for Committee and Board meetings held by telephone or other electronic communications, but in the event of multiple meetings in a single day, such fee will be paid for only one meeting.

        7.     A fee of $500 shall be paid to each independent director for each request for the Board or a Committee to act by written consent, but in the event of multiple requests in a single day, such fee will be paid for only one such request.

        8.     Each independent director will be reimbursed for reasonable expenses associated with attending meetings in person. This will include hotel expenses, meal expenses and transportation expenses such as airfare and mileage if transportation is by vehicle. Driving expenses will be reimbursed at the federal and state government approved rates. The current rate is $0.41 per mile.

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  Exhibit 10.42
NOVA DIRECTOR COMPENSATION PROGRAM (2008)